Exhibit 99.3

500 Laurel St. Baton Rouge, La. 70801 P: 225.248.7600

FOR IMMEDIATE RELEASE April 25, 2024	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

BUSINESS FIRST BANCSHARES, INC. TO ACQUIRE

OAKWOOD BANCSHARES, INC. AND OAKWOOD BANK

b1BANK to Accelerate the Growth of its Dallas Market Presence

Baton Rouge, La. – April 25, 2024 – Business First Bancshares, Inc. (NASDAQ: BFST) (“Business First” or the “Company”), the holding company for b1BANK, today announced that it entered into a definitive agreement to acquire Oakwood Bancshares, Inc. and its wholly-owned bank subsidiary, Oakwood Bank (together, Oakwood), in an all-stock transaction for total consideration value of approximately $85.7 million based on the Company’s closing price of $21.57 per share on April 22, 2024.

Once completed, it is expected that the acquisition would increase the Company’s consolidated total assets to approximately $7.4 billion, with over $5.6 billion in consolidated total loans. As of December 31, 2023, Oakwood Bank reported total assets of $843 million, total deposits of $732 million and total equity capital of $90.7 million. As a result of the proposed transaction, b1BANK will add four full-service banking centers in Dallas, one full-service banking center in Oakwood, Texas and one full-service banking center in Snyder, Texas. As a result of the proposed transaction, it is anticipated that b1BANK will increase the percentage of Texas loans in its portfolio from 37.1% to 44.4% and the percentage of Texas deposits in its portfolio from 19.3% to 30.6%.

Jude Melville, acting chairman, president and chief executive officer of Business First, stated, “Expansion in the Dallas market has been a successful focus of b1BANK for a number of years. We believe the proposed transaction with Oakwood is an effective and efficient way to deepen our customer, employee, and shareholder bases in what is arguably one of America’s strongest markets. Oakwood and b1 share similar community-oriented cultures and values and we look forward to the combination of our respective franchises strengthening our North Texas platform.”

Roy J. Salley, chairman and chief executive officer of Oakwood Bank, added, “We are excited about the opportunity to bring Business First and Oakwood together.  The transaction will accelerate our ability to grow within the Dallas market and creates an exciting opportunity for our shareholders and employees. The Oakwood board of directors believes Business First is well positioned and has significant upside opportunity through stock price appreciation.  The Business First platform will allow Oakwood to better serve its existing customers and communities, as well as expand into other product offerings. We admire the historical success of Jude Melville and the b1BANK team and look forward to working together.”

Under the terms of the proposed transaction, Business First will issue 3,973,469 shares of its common stock, subject to adjustment pursuant to the terms of the definitive agreement, and will pay cash in lieu of fractional shares, to the shareholders of Oakwood. Following the completion of the proposed transaction, former Oakwood shareholders will own approximately 13.5 percent of the combined company. The boards of directors of Business First and Oakwood have each unanimously approved the proposed transaction. The directors and officers of Oakwood have entered into agreements with Business First pursuant to which they have agreed to vote their shares of Oakwood common stock in favor of the proposed transaction. The proposed transaction is expected to close in the fourth quarter of 2024, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of Oakwood’s shareholders.

Upon completion of the proposed transaction, Roy J. Salley, chairman and chief executive officer of Oakwood Bank, will join b1BANK as regional chairman, Dallas. Additionally, upon completion of the proposed transaction, William G. Hall, chairman of Oakwood Bancshares, Inc., will be appointed to the boards of directors of Business First and b1BANK.

Raymond James & Associates, Inc. rendered a fairness opinion to Business First, and Hunton Andrews Kurth LLP served as legal counsel to Business First. Stephens Inc. served as exclusive financial advisor for and rendered a fairness opinion to Oakwood, and Norton Rose Fulbright US, LLP served as legal counsel to Oakwood.

For additional information regarding the proposed transaction, an Investor Presentation has been filed with the U.S. Security and Exchange Commission (SEC) and may be accessed, at no charge, on the SEC’s website at www.sec.gov and at Business First’s website at www.b1BANK.com.

About Business First Bancshares, Inc.

As of March 31, 2024, Business First Bancshares, Inc., (Nasdaq: BFST) through its banking subsidiary b1BANK, has $6.7 billion in assets, $6.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW) and operates Banking Centers and Loan Production Offices in markets across Louisiana and the Dallas and Houston, Texas areas, providing commercial and personal banking products and services. Commercial banking services include commercial loans and letters of credit, working capital lines and equipment financing, and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista, and is a multiyear winner of American Banker’s “Best Banks to Work For.” Visit www.b1BANK.com for more information.

About Oakwood Bancshares, Inc.

Oakwood Bancshares, Inc. is a bank holding company and the parent company of Oakwood Bank, a Texas banking association that offers a full range of banking products and services from six full-service branch locations located in the Dallas, Oakwood and Snyder, Texas market areas. As of December 31, 2023, Oakwood Bank had $843 million in total assets, $654 million in total loans, $732 million in total deposits and $90.7 million in shareholders’ equity. More information is available at www.oakwoodbank.com.

No Offer or Solicitation

This press release does not constitute an offer to sell, a solicitation of an offer to sell, or a solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise. No offer of securities or solicitation shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended (the Securities Act).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act. These forward-looking statements reflect Business First’s current views with respect to future events and Business First’s financial performance. Any statements about Business First’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Business First cautions that the forward-looking statements in this press release are based largely on Business First’s current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of Business First, Oakwood and the combined company, as well as the businesses and markets in which they do and are expected to operate. These forward-looking statements are not guarantees of future performance and involve a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which are, in many instances, beyond Business First’s control. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the expected impact of the proposed transaction between BFST and Oakwood on the combined entities’ operations, financial condition, and financial results; (2) the businesses of Business First and Oakwood may not be combined successfully, or such combination may take longer to accomplish than expected; (3) the cost savings from the proposed transaction may not be fully realized or may take longer to realize than expected; (4) operating costs, customer loss and business disruption following the proposed transaction, including adverse effects on relationships with employees, may be greater than expected; (5) regulatory approvals of the proposed transaction may not be obtained, or adverse conditions may be imposed in connection with regulatory approvals of the proposed transaction; (6) the Oakwood shareholders may not approve the proposed transaction; (7) the impact on Business First and Oakwood, and their respective customers, of a decline in general economic conditions that would adversely affect credit quality and loan originations, and any regulatory responses thereto; (8) potential recession in the United States and Business First’s and Oakwood’s market areas; (9) the impacts related to or resulting from bank failures and any continuation of the uncertainty in the banking industry, including the associated impact to Business First, Oakwood and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; (10) the impact of changes in market interest rates, whether due to continued elevated interest rates resulting in further compression of net interest margin or potential reductions in interest rates resulting in declines in net interest income; (11) the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and the Business First and Oakwood market areas; (12) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (13) uncertainty regarding United States fiscal debt and budget matters; (14) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (15) competition from other financial services companies in Business First’s and Oakwood’s markets; or (16) current or future litigation, regulatory examinations or other legal and/or regulatory actions. Additional information regarding these risks and uncertainties to which Business First’s business and future financial performance are subject is contained in Business First’s most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents Business First files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which Business First is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, Business First can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and Business First does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made with respect to the proposed transaction involving Business First and Oakwood. This material is not a solicitation of any vote or approval of the Oakwood shareholders and is not a substitute for the proxy statement/prospectus or any other documents that Business First and Oakwood may send to their respective shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, Business First will file with the SEC a Registration Statement on Form S-4 (the Registration Statement) that will include a proxy statement of Oakwood and a prospectus of Business First, as well as other relevant documents concerning the proposed transaction. Before making any voting or investment decisions, investors and shareholders are urged to read carefully the Registration Statement and the proxy statement/prospectus regarding the proposed transaction, as well as any other relevant documents filed with the SEC and any amendments or supplements to those documents, because they will contain important information. Oakwood will mail the proxy statement/prospectus to its shareholders. Shareholders are also urged to carefully review and consider Business First’s public filings with the SEC, including, but not limited to, its proxy statements, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Copies of the Registration Statement and proxy statement/prospectus and other filings incorporated by reference therein, as well as other filings containing information about Business First, may be obtained, free of charge, as they become available at the SEC’s website at www.sec.gov. You will also be able to obtain these documents, when they are filed, free of charge, from Business First at www.b1BANK.com. Copies of the proxy statement/prospectus can also be obtained, when they become available, free of charge, by directing a request to Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, LA 70801, Attention: Corporate Secretary, Telephone: 225-248-7600.

Participants in the Proposed Transaction

Business First, Oakwood and certain of their respective directors, executive officers and employees may, under the SEC’s rules, be deemed to be participants in the solicitation of proxies of Oakwood’s shareholders in connection with the proposed transaction. Information about Business First’s directors and executive officers is available in its definitive proxy statement relating to its 2024 annual meeting of shareholders, which was filed with the SEC on April 10, 2024, and other documents filed by Business First with the SEC. Other information regarding the persons who may, under the SEC’s rules, be deemed to be participants in the solicitation of proxies of Oakwood’s shareholders in connection with the proposed transaction, and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus regarding the proposed transaction and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.